Exhibit 99.1

VerifyMe, Inc. Regains Compliance with Nasdaq Minimum Bid Price Requirement

Company achieves minimum $1.00 closing bid for 10 consecutive business days; Nasdaq confirms matter is closed

LAKE MARY, Fla. — February 2, 2026 — (BUSINESS WIRE) VerifyMe, Inc. (Nasdaq: VRME) (“VerifyMe”, “The Company”) today announced that it has received formal notice from the Listings Qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”) that the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share. Nasdaq confirmed that for the last 10 consecutive business days, from January 13, 2026 through January 29, 2026, the closing bid price of the Company’s common stock was at or above $1.00, and as a result, the matter is now closed.

On December 12, 2025, the Company was notified by Nasdaq that its common stock had not maintained the minimum bid price of $1.00 over the preceding 30 consecutive business days, as required under Nasdaq Listing Rule 5550(a)(2). With Nasdaq’s confirmation of compliance, VerifyMe remains listed on The Nasdaq Capital Market under the ticker symbol VRME.

“We are pleased to have regained compliance with Nasdaq’s minimum bid price requirement in a timely manner,” said Adam Stedham, Chief Executive Officer and President of VerifyMe. “We remain focused on executing our strategy and driving long-term value for our shareholders.”

About VerifyMe, Inc.

VerifyMe, Inc. (NASDAQ: VRME), provides specialized logistics for time and temperature-sensitive products, as well as brand protection and enhancement solutions. To learn more, visit https://www.verifyme.com/.

For Other Information Contact:

Company: VerifyMe, Inc.

Email: IR@verifyme.com

Website:  http://www.verifyme.com